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                                                     UNITED STATES                                          OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:         3235-0058
                                                                                                    Expires:         June 30, 1997
                                                                                                    Average estimated  burden
                                                      FORM 12b-25                                    hours per response ..... 2.50
                                                                                                    -----------------------------
                                                                                                    -----------------------------
                                             NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER
                                                                                                                0-21649
(Check One):                                                                                        -----------------------------
                                                                                                    -----------------------------
 |_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-QSB |_| Form N-SAR                                   CUSIP NUMBER
                                                                                                             947683 10 8
     For Period Ended:        February 28, 1997                                                     -----------------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: _______________________________________________________________________

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                            Read Instruction (on back page) Before Preparing Form. Please Print or Type.

         NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
WebSecure, Inc.
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Full Name of Registrant
None
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Former Name if Applicable
1711 Broadway
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Address of Principal Executive Office (Street and Number)
Saugus, Massachusetts 01906
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b-25(b), the following should be completed. (Check box if appropriate)

        | (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable
        |     effort or expense;
        |
  |X|   | (b) The subject annual report,  semi-annual  report,  transition  report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR,
        |     or portion thereof, will be filed on or before the fifteenth calendar day following  the  prescribed  due date; or the
        |     subject  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before  the  fifth
        |     calendar day following the prescribed due date; and
        | (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

          See Exhibit A attached hereto and incorporated herein by reference.


SEC 1344 (8/89)
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PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Megan N. Gates, Esquire                            (617)                                   890-6600
    ____________________________________________  _______________________________  _________________________________________________
                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30  of the  Investment  Company Act of 1940 during the preceding 12 months (or for such shorter  period that  the  registrant was required to file such reports) been filed? If answer is no,
    identify report(s).                                                                                       |X| Yes  |_| No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                |_| Yes  |X| No

    If so, attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

====================================================================================================================================

                                                            WebSecure, Inc.
                                        ____________________________________________________
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

          April 11, 1997                                                          /s/ Carroll Lowenstein
Date _____________________________________                                   By_____________________________________________________
                                                                                      Carroll Lowenstein, President

INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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                                                        GENERAL INSTRUCTIONS

1.  This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities  Exchange Act of 1934.

2.  One  signed  original  and four  conformed  copies of this form and  amendments  thereto  must be  completed  and filed with the
    Securities and Exchange  Commission,  Washington,  D.C.  20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act.  The  information  contained in or filed with the form will be made a matter of public  record in the  Commission files.

3.  A manually  signed copy of the form and amendments  thereto shall be filed with each national  securities  exchange on which any class of securities of the registrant is registered.

4.  Amendments  to the  notifications  must also be filed on form 12b-25 but need not restate  information  that has been  correctly furnished. The form shall be clearly identified as an amended notification.

5.  Electronic  Filers.  This form shall not be used by  electronic  filers  unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T  (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).

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EXHIBIT A



PART III -        Narrative

     As previously disclosed, the Registrant has hired legal counsel to advise it regarding certain software licenses and contracts disclosed in its prior securities filings with the Securities and Exchange Commission. The report of the legal counsel is not yet available. Consequently, the Registrant requires additional time to complete its Quarterly Report on Form 10-QSB for the fiscal quarter ended February 28, 1997.